Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 527,792,127.95	0.0001381	$ 72,888.09
Fees Previously Paid
	Total Transaction Valuation:	$ 527,792,127.95
	Total Fees Due for Filing:			$ 72,888.09
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 72,888.09
Offering Note
[1]	Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of October 31, 2025, of $27.55. This amount is based upon the offer to purchase up to 19,157,609 common shares of beneficial interest, par value $0.01 per share, of Ares Strategic Income Fund. The amount of filing fee is calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026 dated Aug. 25, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A